Exhibit 10.3

TRANSITION AND CONSULTING SERVICES AGREEMENT
This TRANSITION AND CONSULTING SERVICES AGREEMENT, dated as of November 20, 2024 (this “Agreement”), is entered into by and between Léah Schlesinger (“Consultant”) and Nextracker LLC (the “Company”). The Company and Consultant are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”
WHEREAS, Consultant is currently employed as –General Counsel, Chief Ethics and Compliance Officer, and Secretary of the Company;
WHEREAS, Consultant has notified the Company of her intent to voluntarily resign from employment with the Company, which, as mutually agreed between the Parties, will become effective as of December 31, 2024 (the “Transition Date”);
WHEREAS, in light of Consultant’s extensive experience and knowledge regarding the Company’s ongoing business matters, from and after the Transition Date, the Company wishes to retain the services of Consultant, and Consultant desires to be retained by the Company, as a non-employee consultant to the Company through the Consulting Period End Date (as defined below) on the terms and conditions set forth herein; and
WHEREAS, the Company and Consultant desire to enter into this Agreement to set forth the Parties’ agreement as to Consultant’s entitlements and obligations in connection with Consultant’s voluntary resignation from employment with the Company on the Transition Date and her services as a non-employee consultant following the Transition Date.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree as follows:
Section 1.Transition and Consulting Services.
(a)The Parties hereby agree that Consultant will cease serving as General Counsel, Chief Ethics and Compliance Officer, and Secretary of the Company, effective as of the Transition Date. Through the Transition Date, Consultant will continue to serve in her existing role with the Company and will receive the same compensation and benefits currently in effect while employed by the Company. Effective as of the Transition Date, Consultant will resign (and will be deemed to have resigned without any further action by Consultant) from all positions Consultant held in any capacity as an employee, officer, director, benefit plan trustee or fiduciary or otherwise with respect to the Company, Nextracker Inc. and each of their respective subsidiaries and affiliates (collectively, the

“Company Group”). Consultant shall promptly execute such additional documents as may be necessary to evidence the foregoing resignations.
(b)From and following the Transition Date through June 30, 2026 (or such earlier date as determined pursuant to Section 5 below) (such applicable date, the “Consulting Period End Date,” and such period between the Transition Date through the Consulting Period End Date, the “Consulting Period”), in consideration for the benefits to be provided under this Agreement, Consultant shall serve as a non-employee consultant to the Company providing such transition and advisory services to the Company as described in Exhibit A (the “Services”).
(c)Consultant shall have the discretion to determine the location and times of rendering the Services. In connection with Consultant’s performance of the Services, Consultant will be subject to, and shall comply with, the Company’s codes of conduct, policies and procedures applicable to consultants or advisors of the Company (as may be in effect from time to time). While on the Company’s premises, Consultant agrees to comply with the Company’s then-current access rules and procedures, including those related to safety, security and confidentiality. Consultant further agrees to serve the Company faithfully and diligently in connection with Consultant’s performance of the Services under this Agreement, and Consultant shall at all times act in good faith and in the best interests of the Company. Consultant agrees that, while providing services pursuant to this Agreement, Consultant will refrain from any activity that creates a conflict of interest with the Company Group.
(d)It is understood and agreed that Consultant shall perform the Services as an independent contractor, and this Agreement is not intended by the Parties to establish an employment relationship. Consultant may not, at any time, act as a representative for or on behalf of the Company or its affiliates for any purpose or transaction (unless otherwise instructed by an officer of the Company via email confirmation), and may not bind or otherwise obligate the Company or its affiliates in any manner whatsoever without obtaining the prior written approval of the Company therefor. Consultant shall be solely responsible for the payment of any federal, state or local income, withholding or payroll taxes owed by Consultant solely due to the receipt of compensation for providing services as a consultant under this Agreement, and shall indemnify, defend and hold harmless the Company and its affiliates, officers, directors, employees, agents, successors and assigns from any claims, assessments or liabilities from a taxing authority relating to any such taxes. In her capacity as a consultant, except with respect to the Equity Incentive Plan as provided in Section 4 hereof, Consultant shall not be entitled to participate in any employee benefit plans of the Company or any of its affiliates (provided that Consultant may participate in the benefit plans of the Company and its affiliates in her status as a former employee of the Company where applicable).
Section 2.Accrued Compensation. Upon the Transition Date, Consultant shall be entitled to receive the following: (a) any earned but unpaid base salary payments through the Transition Date, which shall be paid within thirty (30) days following the Transition Date (or such earlier date as may be required by applicable law); (b) reimbursement for business expenses incurred and properly submitted by Consultant in accordance with the Company’s expense reimbursement policy for the period ending on the Transition Date, which shall be paid within thirty (30) days following the Transition Date (or such earlier date as may be required by applicable law); (c) any vested amount or benefit that is payable to Consultant under any benefit plan or program of the Company in accordance with and subject to the terms and conditions of such plan or program; and (d) any accrued but unused vacation pay as of the Transition Date (each of clauses (a) through (d), collectively, the “Accrued Compensation”). Consultant hereby agrees and acknowledges that, on and following the Transition Date, subject to the terms of this Agreement, Consultant will only be entitled to receive the Accrued Compensation and the payments and benefits set forth in Section 3 and Section 4 below (subject to the terms and conditions of this Agreement), and Consultant will not be entitled to receive, and hereby irrevocably waives any and all rights or entitlements to receive, any other compensation or benefits from the Company Group arising under any plan, agreement or arrangement or otherwise (including, without limitation, any severance payments or benefits, cash bonuses or equity-based compensation, but excluding the Indemnification Agreement dated February 13, 2023 between Consultant and the Company, which shall remain in full force and effect).
Section 3.Consulting Fee. Subject to the terms and conditions of this Agreement, in consideration for Consultant’s provision of the Services pursuant to this Agreement, Consultant shall be paid during the Consulting Period a monthly cash consulting fee of $5,555.55 for each full month of completed service, which shall be payable in arrears on the last day of the applicable month (the “Consulting Fee”); provided that in no event shall the total Consulting Fees payable under this Agreement exceed $100,000 in the aggregate.
Section 4.Equity Award Treatment.
(a)The Parties agree and acknowledge that, effective as of the date hereof, Consultant holds the outstanding equity incentive awards under the Second Amended and Restated 2022 Nextracker Inc. Equity Incentive Plan (as may be amended, the “Equity Incentive Plan”) set forth on Exhibit B attached hereto.
(b)Subject to the terms and conditions of this Agreement and Consultant’s compliance with the terms of this Agreement (including but not limited to Consultant’s (i) execution and non-revocation of the Release (as defined below) and each of the Release Reaffirmations (as defined below) and (ii) continued compliance with the Continuing Obligations (as defined below), the equity incentive awards (or applicable portion thereof) set forth under the “Maximum” column in Exhibit B (the “Eligible Equity Awards”) shall remain outstanding and eligible to continue to vest pursuant to their terms during the Consulting Period subject to Consultant’s continued provision of the Services through the applicable vesting date and subject to any other vesting conditions stated in the applicable Eligible Equity Award agreement (including actual achievement of any applicable performance-based vesting conditions); provided that such Eligible Equity Awards shall cease to vest (and Consultant shall be deemed to have incurred a “Termination of Service” for purposes of such awards) upon the applicable Consulting Period End Date. Except as expressly provided in this Section 4(b) and Section 5(c) below, the Eligible Equity Awards shall otherwise remain subject to their existing terms and conditions. For the avoidance of doubt, if Consultant continues to provide services through June 30, 2026, Consultant shall be eligible to vest up to the maximum number of Eligible Equity Awards set forth in the “Maximum” column of Exhibit B hereto, subject to the terms of this Agreement and the applicable award agreements evidencing such awards (including the actual level of achievement of any performance-based vesting conditions as of the end of the performance period stated in such agreements, which may result in the vesting of none or a portion of such maximum number).
(c)Any equity incentive awards (or any portion thereof) under the Equity Plan held by Consultant that are (i) listed under the “Forfeited” column on Exhibit B hereto or (ii)

are not listed on Exhibit B hereto, in each case, shall be automatically forfeited and cancelled as of the Transition Date.
Section 5.Termination of this Agreement.
(a)This Agreement shall automatically terminate upon June 30, 2026. Upon such date, Consultant shall cease to have any rights to receive the Consulting Fee (except for any earned but unpaid monthly Consulting Fee for any prior month) or any rights to additional vesting of the Eligible Equity Awards following such date, and all unvested Eligible Equity Awards as of such date shall be forfeited and cancelled in their entirety.
(b)Consultant may terminate this Agreement upon 15 days’ prior written notice to the Company. As of the effective date of such termination, Consultant shall cease to have any rights to receive the Consulting Fee (except for any earned but unpaid monthly Consulting Fee for any prior month) or any rights to additional vesting of the Eligible Equity Awards following such date, and all unvested Eligible Equity Awards as of such date shall be forfeited and cancelled in their entirety, and the Eligible Equity Awards shall otherwise be subject to their existing terms and conditions.
(c)The Company may terminate this Agreement for any reason other than for Cause (as defined below) upon 15 days’ prior written notice to Consultant. As of the effective date of such termination, Consultant shall cease to have any rights to receive the Consulting Fee (except for any earned but unpaid monthly Consulting Fee for any prior month) or any rights to additional vesting of the Eligible Equity Awards following such date, and, subject to Consultant’s execution of the Release Reaffirmation on or following the Consulting Period End Date as set forth in Section 16 below and continued compliance with the Continuing Obligations, any portion of the Eligible Equity Awards that are unvested as of such Consulting Period End Date shall accelerate and become vested as of such date, with any unearned performance-based vesting conditions deemed achieved at target performance; provided that (i) for any performance-based Eligible Equity Awards for which the performance period has already completed, such Eligible Equity Awards will be measured at actual performance and (ii) to the extent Consultant has any performance-based Eligible Equity Awards that have been “banked” due to the prior satisfaction of performance-based vesting conditions, such performance-based vesting conditions will be measured at actual performance.
(d)The Company may terminate this Agreement for Cause immediately without prior written notice. As of the effective date of such termination, Consultant shall cease to have any rights to receive the Consulting Fee (except for any earned but unpaid monthly Consulting Fee for any prior month) or any rights to additional vesting of the Eligible Equity Awards following such date, and all unvested Eligible Equity Awards as of such date shall be forfeited and cancelled in their entirety, and the Eligible Equity Awards shall otherwise be subject to their existing terms and conditions.
(e)In the event of Consultant’s death or Disability (as defined in the Equity Incentive Plan), this Agreement shall be automatically terminated. As of the effective date of such termination, Consultant shall cease to have any rights to receive the Consulting Fee (except for any earned but unpaid monthly Consulting Fee for any prior month), and the Eligible Equity Awards shall be treated in accordance with the terms and conditions specified in the applicable award agreements governing such Eligible Equity Awards.
(f)For purposes of this Agreement, “Cause” means (i) the willful failure by Consultant (other than any such failure resulting from Consultant’s incapacity due to physical or mental illness) to perform substantially the Services (provided, however, that Consultant shall have thirty (30) days to cure such failure after her receipt of written notice (which may include email communication) thereof from the Company); (ii) the conviction of Consultant by a court of competent jurisdiction or a plea of guilty or nolo contendere for (x) a felony (unless the Company, in its sole discretion, determines in good faith that the nature of the felony does not warrant a termination for Cause) or (y) a crime involving moral turpitude; (iii) the engaging by Consultant in fraud, embezzlement, misappropriation, or dishonesty; (iv) Consultant’s breach of (A) any of the Continuing Obligations or (B) this Agreement (including, but not limited to, Consultant’s breach of any of the restrictive covenants herein, including engaging in a Competitive Business in violation of Section 11 of this Agreement); (v) Consultant’s willful misconduct in the course of Consultant’s performance of the Services; or (vi) any other act or omission by Consultant which is, or which would reasonably be expected to be, materially injurious to the Company Group or its reputation, monetarily or otherwise. Notwithstanding anything to the contrary herein, in the event that the Company discovers that Consultant engaged in any conduct prior to the date of this Agreement described in this Section 5(f), then such conduct shall also constitute Cause and give rise to the Company’s right to terminate this Agreement (excluding for such purposes Section 6(a)(iii) and Section (5)(f)(iv)(B), both of which describe obligations only arising under this Agreement).
Section 6.Continuing Obligations. Consultant hereby (a) reaffirms Consultant’s obligations under (and acknowledges that Consultant will continue to be bound by the terms of) Consultant’s restrictive covenant obligations with the Company Group (including, without limitation, those set forth in (i) any award agreements evidencing the Eligible Equity Awards, (ii) Consultant’s Employee Proprietary Information and Inventions, Confidentiality and Non-Solicitation of Employees Agreement with the Company Group and (iii) Sections 7, 8, 9, 10 and 11 of this Agreement) and (b) the policies of the Company Group (including the Company’s code of conduct and insider trading and recoupment policies) as may be in effect from time to time, to the extent such policies are applicable to non-employee consultants or former employees of the Company generally (collectively, the “Continuing Obligations”), the terms of each of which are fully incorporated herein by reference.
Section 7.Cooperation. Subject to Section 12 (Whistleblower Protections) and Section 13 (Defend Trade Secrets Act), following the Transition Date, Consultant shall make herself reasonably available to cooperate with the Company in matters relating to: (a) requests for information about the services Consultant provided to the Company either during her employment with the Company Group or during the Consulting Period, (b) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company Group which relate to events or occurrences that transpired while Consultant was employed by the Company Group or during the Consulting Period and as to which Consultant has, or would reasonably be expected to have, personal experience, knowledge or information or (c) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the U.S. Department of Justice (“DOJ”), the U.S. Federal Trade Commission or the Securities and Exchange Commission (the “SEC”)) as any such investigation or review relates to events or occurrences that transpired while Consultant was employed by the Company Group or during the Consulting Period. Consultant’s cooperation shall include: (i) making himself reasonably available to meet and speak with officers or employees of the applicable member of Company, its counsel or any third parties at the request of such person at times and locations to be determined by the Company reasonably and in good faith and (ii) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions. The Company will reimburse Consultant for any reasonable, out-of-pocket travel (which shall include business class airfare, to the extent the Company requests that the Consultant travel in connection with her obligations under this Section 7), hotel and meal expenses incurred by Consultant in connection with her performance of obligations pursuant to this Section 7 for which Consultant has obtained prior approval from the Company.
Section 8.Confidentiality. Subject to Section 12 (Whistleblower Protections) and Section 13 (Defend Trade Secrets Act), at all times from and after the date hereof (including following the Transition Date and the Consulting Period End Date), Consultant will not, unless required or otherwise permitted by law, directly or indirectly, (i) use or disclose any confidential or proprietary information of the Company Group, including, without limitation, the Company Group’s practices, procedures, trade secrets, customer lists, employees lists, product engineering plans, product development plans or product marketing); or (ii) disclose the terms of this Agreement or the cash or equity benefits provided under it (including, without limitation, to any present or former employees or other personnel of the Company Group), except that Consultant may disclose this information to Consultant’s immediate family and to Consultant’s attorney, accountant or other professional advisor to whom Consultant must make the disclosure in order for them to render professional services to Consultant; provided, however, Consultant will instruct all such persons to maintain the confidentiality of this information just as Consultant must.
Section 9.Non-Disparagement. Subject to Section 12 (Whistleblower Protections) and Section 13 (Defend Trade Secrets Act), Consultant agrees that Consultant will not, during Consultant’s employment or service with the Company Group (including during the Consulting Period) and at all times thereafter, directly or indirectly, make, publish or communicate (in any form, medium or forum) any critical, negative or disparaging statements about the Company Group, its business or its products or its officers, directors or employees, express or implied, unless such statements are made truthfully in response to a subpoena or other legal process, or are otherwise allowed or protected by law.
Section 10.Non-Solicitation.
(a)Non-Solicitation of Employees.
(i)    During the term of Consultant’s employment or service with the Company Group (including during the Consulting Period) and for a period of one (1) year following the Consulting Period End Date, Consultant will not, either on Consultant’s own account or for any person, firm, partnership, corporation, or other entity (i) solicit, interfere with, or endeavor to cause any employee of the Company Group to leave employment with the Company Group; (ii) induce or attempt to induce any such employee to breach their obligations to the Company Group; or (iii) disrupt, damage, impair, or interfere with the Company Group’s business by raiding the Company Group’s employees.
(ii)    After Consultant’s separation from employment or service with the Company Group for any reason whatsoever (including following the Consulting Period End Date), Consultant will not, either on Consultant’s own account or for any person, firm, partnership, corporation, or other entity, use the Company Group’s trade secrets to (i) solicit, interfere with, or endeavor to cause any employee of the Company Group to leave employment with the Company Group; or (ii) induce or attempt to induce any such employee to breach their obligations to the Company Group.

(b)Non-Solicitation of Customers.
(i)    During the term of Consultant’s employment or service with the Company Group (including during the Consulting Period) and for a period of one (1) year following the Consulting Period End Date, Consultant will not solicit, induce, or attempt to induce any past or current customer of the Company Group (i) to cease doing business, in whole or in part, with the Company Group or (ii) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company Group.
(ii)    After Consultant’s separation from employment or service with the Company Group for any reason whatsoever (including following the Consulting Period End Date), Consultant will not, either on Consultant’s own account or for any person, firm, partnership, corporation, or other entity, use the Company Group’s trade secrets to solicit, induce, or attempt to induce any past or current customer of the Company Group (i) to cease doing business, in whole or in part, with the Company Group; or (ii) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company Group.
Section 11.Non-Compete. During the Consulting Period, Consultant agrees that she will not accept employment with, be employed by, provide services to, own or otherwise become engaged in, a Competitive Business. For purposes of this Section 11, the term “Competitive Business” means the design, manufacturing, marketing, servicing and/or selling of solar tracker or foundation equipment, materials and software used in solar projects and/or energy storage facilities around the world, including trackers, piles, foundations, ground screws, trusses, vertical support elements, attachment interfaces, subterranean support for fences, drilling and installation machines, tools, parts, designs, testing, construction services, components and subcomponents of, or software relating to, the foregoing.
Section 12.Whistleblower Protections. Notwithstanding the foregoing, nothing in this Agreement or otherwise limits Consultant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities Exchange Commission (“SEC”), the Department of Justice (“DOJ”), or any other federal, state or local governmental agency or commission or self-regulatory organization (“Government Agency”) regarding possible legal violations, without disclosure to the Company.  The Company may not retaliate against Consultant for any of these activities, and nothing in this Agreement or otherwise requires Consultant to waive any monetary award or other relief that Consultant might become entitled to from the SEC, DOJ or any other Government Agency. Nothing in this Agreement or otherwise requires Consultant to disclose any communications Consultant may have had or information Consultant may have provided to the SEC, DOJ, or any other Government Agencies regarding possible legal violations.
Section 13.Defend Trade Secrets Act. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Consultant and the Company acknowledge and agree that Consultant shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and may use the trade secret information in the court proceeding, if Consultant (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
Section 14.Release.
(a)Consultant hereby knowingly and voluntarily, on Consultant’s own behalf and on behalf of Consultant’s heirs, executors, representatives, administrators, agents, and assigns (“Releasors”), hereby unconditionally releases, waives and forever discharges any and all claims, suits, controversies, demands, damages, debts, liabilities, actions and causes of action (“Claims”) Consultant has or may have, or at any other time had, against the Company and its current and former predecessors, subsidiaries, related entities, shareholders, investors, officers, directors, agents, attorneys, insurers, employees, successors, subscribers, affiliates, or assigns (collectively, “Releasees”), whether known or unknown, suspected or unsuspected, based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring at any time up to and including the date Consultant signs this Agreement (or, with respect to a Release Reaffirmation, the date Consultant signs the applicable Release Reaffirmation), including, without limitation, (a) any and all Claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Consultant Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the California Fair Employment and Housing Act (FEHA), the California Labor Code, the California Constitution, the California Family Rights Act (CFRA), the California Consumer Privacy Act (CCPA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; provided, however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner; (b) any and all Claims arising under tort, contract, and quasi-contract law, including, but not limited to, claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with contract or prospective business advantage, breach of the implied covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness, or any other harm; (c) any and all Claims for compensation of any type whatsoever, including, but not limited to, claims for wages, salary, bonuses, commissions, incentive compensation, vacation, sick pay, and severance that may be legally waived and released; (d) any and all Claims for monetary or equitable relief, including, but not limited to, attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and (e) any other Claims arising out of or related to Consultant’s employment, or termination of employment, with the Company (together with Section 15, collectively, the “Release”).

(b)Notwithstanding the foregoing, this Release excludes, and Consultant does not waive, release, or discharge: (i) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (ii) any right to file an unfair labor practice (ULP) charge under the National Labor Relations Act or participate or assist in proceedings before the National Labor Relations Board (NLRB); (iii) any rights to vested benefits, the rights to which are governed by the terms of the applicable plan documents; (iv) the right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by or before, or provide information to any Government Agencies about a condition or violation of law, without the need to provide advance notice to the Company Group; and (v) the right to seek or receive a monetary award from a government-administered whistleblower award program from any Governmental Agency.
(c)This Agreement is intended to be effective as a general release of and bar to all claims as stated in this Section. Accordingly, the Releasors specifically waive all rights under California Civil Code Section 1542, which states,
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Consultant acknowledges that Consultant may later discover claims or facts in addition to or different from those which Consultant now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement (or, with respect to a Release Reaffirmation (as defined below), the date Consultant signs the applicable Release Reaffirmation), may have materially affected its terms. Nevertheless, the Releasors waive any and all Claims that might arise as a result of such different or additional claims or facts.
Section 15.Specific Release of ADEA Claims.
Consultant hereby acknowledges that Consultant is waiving and releasing any rights Consultant has or may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Consultant and the Company agree that this Release does not apply to any rights or claims that may arise under ADEA after the date Consultant signs this Agreement (or, with respect to a Release Reaffirmation, the date Consultant signs the applicable Release Reaffirmation). In addition, this Agreement does not prohibit Consultant from challenging the validity of this Agreement’s Release of claims under ADEA.
By signing this Agreement (or, with respect to a Release Reaffirmation, by signing the applicable Release Reaffirmation), Consultant hereby acknowledges and confirms that: (i) Consultant has read this Agreement carefully; (ii) Consultant understands all of the terms of this Agreement and that Consultant is giving up important rights, including rights under ADEA; (iii) Consultant knowingly and voluntarily consents to everything included in this Agreement; (iv) Consultant was advised by the Company to consult with an attorney before executing this Agreement and Consultant has done so or, after careful reading and consideration, Consultant has chosen not to do so of Consultant’s own volition; (v) Consultant has been given all time periods required by law to consider this Agreement, including the 21-day period required by ADEA; (vi)

Consultant understands that Consultant may execute this Agreement less than 21 days from its receipt from the Company, and Consultant agrees that such execution will represent Consultant’s knowing waiver of such 21-day consideration period; (vii) Consultants understand that Consultant has seven (7) calendar days after the execution of this Agreement or an applicable Release Reaffirmation to revoke it in accordance with Section 17 hereof and that this Agreement will not become effective or enforceable until the Revocation Period (as defined below) has expired; (viii) Consultant is providing the Release only in exchange for consideration in addition to anything of value to which Consultant is not already entitled; and (ix) Consultant has not relied on any representations, promises, or agreements of any kind made to Consultant in connection with Consultant’s decision to enter into this Agreement, except for those set forth in this Agreement.
Section 16.Release Reaffirmation. If requested by the Company in writing (which may include email transmission), Consultant hereby agrees to re-execute the Release and confirm the representations set forth in the Release on or within the 21-day period following (i) the Transition Date, but no earlier than the Transition Date, by signing the signature line on the signature page designated as the Release Reaffirmation – Transition Date and (ii) the latter of the Consulting Period End Date or the Company’s written request, but no earlier than the Consulting Period End Date, by signing the signature line on the signature page designated as the Release Reaffirmation – Consulting Period End Date (each, a “Release Reaffirmation”).
Section 17.Revocation Period. Consultant has seven (7) calendar days from the date of Consultant’s execution of this Agreement (or, with respect to a Release Reaffirmation, the date Consultant executes the applicable Release Reaffirmation) to revoke the Release (such applicable period, the “Revocation Period”) by delivering written notice of revocation to Lance Turner, Chief Human Resources Officer (lturner@nextracker.com) before the expiration of the Revocation Period. If Consultant revokes the Release set forth in this Agreement during the Revocation Period following Consultant’s signing of this Agreement, the terms of this Agreement, including, but not limited to, the Release and Consultant’s right to receive the payments and benefits provided under this Agreement will be null and void and such payments and benefits will be forfeited in their entirety. This Agreement shall not be effective until the Revocation Period has expired. If Consultant revokes the Release set forth in any Release Reaffirmation following Consultant’s signing of such applicable Release Reaffirmation, then Consultant’s right to receive the payments or benefits under this Agreement that are subject to the effectiveness of such Release Reaffirmation shall be forfeited in their entirety (provided that the revocation of a Release Reaffirmation shall in no way impact the effectiveness of any Release or Release Reaffirmation that has previously become effective or Consultant’s obligations under this Agreement).
Section 18.Publicity. Neither the Company Group nor Consultant may issue, without prior written consent of the other Party, any public announcement or statement with respect to the terms of this Agreement.
Section 19.No Admission. Nothing about the fact or content of this Agreement shall be considered to be or treated by Consultant or the Company as an admission of any wrongdoing, liability or violation of law by Consultant or by any Releasee.

Section 20.Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and guidance promulgated thereunder, “Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following Consultant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following her termination of employment (or upon his death, if earlier). In no event shall the timing of Consultant’s execution of the Release, directly or indirectly, result in Consultant designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later taxable year. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Consultant shall be paid to Consultant on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Consultant) during one calendar year may not affect amounts reimbursable or provided in any subsequent calendar year. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on Consultant by Section 409A, or for damages for failing to comply with Section 409A.
Section 21.Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.
Section 22.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to the application of any choice-oflaw rules that would result in the application of another state’s laws.

Section 23.Judicial Interpretation/Modification; Severability. In the event that any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Company with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the Company and Consultant in entering into this Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.
Section 24.Entire Agreement. This Agreement sets forth the entire agreement between Consultant and the Company concerning the matters contemplated herein and supersedes any other written or oral promises concerning the subject matter of this Agreement.
Section 25.Amendment and Waiver. No provision of this Agreement may be altered, amended and/or waived except by a written document signed by both Parties setting forth such alteration, amendment, and/or waiver. The Parties hereto agree that the failure to enforce any provision or obligation under this Agreement shall not constitute a waiver thereof or serve as a bar to the subsequent enforcement of such provision or obligation or any other provisions or obligations under this Agreement. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.
Section 26.No Third-Party Beneficiaries. The Parties hereto shall have the sole right to enforce the performance of the provisions of this Agreement. This Agreement is not intended for the benefit of, and is not intended to be relied upon by, any other person and no such person (or any other person acting on its behalf) shall be entitled to the benefit of or to enforce this Agreement.
Section 27.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their successors and permitted assigns, and the Parties shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the applicable Party would be required to perform if no such succession or assignment had taken place. The Parties may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Party, as applicable. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Consultant, Consultant’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.
Section 28.Survivability. Upon the expiration or termination of this Agreement, the respective rights and obligations of the Parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement and such provisions (including, without limitation, the provisions set forth in Section 7, Section 8, Section 9, Section 10, Section 11, Section 12, Section 13, Section 14, Section 15 and any and all other Continuing Obligations) set forth above shall survive such expiration or termination.

Section 29.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a Party is binding upon the signing Party to the same extent as the original of the signed Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

NEXTRACKER LLC
By:	/s/ Daniel Shugar
Name:	Daniel Shugar
Title:	CEO

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.

ACCEPTED AND AGREED: /s/ Léah Schlesinger Léah Schlesinger Date: November 20, 2024